Exhibit (g)(6)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

STATE STREET BANK AND TRUST COMPANY

AND

EACH OF THE INVESTMENT COMPANIES

DATED AS OF December 9, 2010

Trust	Fund	Effective
Fidelity Rutland Square Trust II	Strategic Advisers Emerging Markets Fund	09/26/2010
Fidelity Rutland Square Trust II Fidelity Rutland Square Trust II	Strategic Advisers International Fund* Strategic Advisers International II Fund	12/13/2010 09/17/2010
Fidelity Rutland Square Trust II	Strategic Advisers Small-Mid Cap Fund	09/17/2010
Fidelity Rutland Square Trust II	Strategic Advisers Value Fund	06/26/2010

*The addidtion of Fidelity Rutland Square Trust II: Strategic Advisers International Fund effective 12/13/10.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf on the day and year first above written.

Each of the Investment Companies Listed on Appendix "A" Attached Hereto, on Behalf of each of Their Respective Portfolios	State Street Bank and Trust Company

By: /s/Kenneth Robins	By: /s/Michael F. Rogers
Name: Kenneth Robins	Name: Michael F. Rogers
Title: Treasurer	Title: Executive Vice President